Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FOCUS IMPACT BH3 ACQUISITION COMPANY

Pursuant to Section 242 of the
Delaware General Corporation Law

FOCUS IMPACT BH3 ACQUISITION COMPANY (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.
The name of the Corporation is “Focus Impact BH3 Acquisition Company.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 23, 2021 under the name BH3 Acquisition Corp. A certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2021; an amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 4, 2021; a certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 2022; a certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on October 6, 2023; a certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on November 3, 2023; a certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on July 31, 2024; and a certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on July 31, 2024 (collectively, the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.
This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of a majority of the holders of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	The text of Section 9.2(d) of Article IX is hereby amended and restated to read in full as follows:

(d)  In the event that the Corporation has not consummated an initial Business Combination by May 7, 2025, which date the Corporation may, without another stockholder vote, elect to extend on a monthly basis for up to five times by an additional one month each time, by resolution of the Board, if requested by Focus Impact BHAC Sponsor, LLC in writing, and upon five days’ advance notice prior to the applicable termination date (the latest date being referred to as the “Termination Date”), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Offering Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Corporation to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, liquidate and dissolve, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

IN WITNESS WHEREOF, Focus Impact BH3 Acquisition Company has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an Authorized Officer as of this Seventh day of April 2025.

FOCUS IMPACT BH3 ACQUISITION COMPANY
By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer